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                                                                   EXHIBIT 10(m)

                      FIRST TENNESSEE NATIONAL CORPORATION

                        NON-EMPLOYEE DIRECTORS' DEFERRED
                         COMPENSATION STOCK OPTION PLAN


1. PURPOSE. The Non-Employee Directors' Deferred Compensation Stock Option Plan of the First Tennessee National Corporation has been adopted to advance the interests of shareholders by encouraging non-employee members of the Board of Directors to acquire proprietary interests in the Company in the form of Stock Options granted in lieu of Retainer/Fees that otherwise would have been paid in cash for serving on the Board of Directors or any committee thereof.

2. DEFINITIONS. As used in the Plan, the following terms shall have the respective meanings set forth below:

         (a)     "Board" means the Board of Directors of the Company.

         (b) "Common Stock" means the common stock, par value $2.50 per share, of the Company.

         (c) "Company" means the First Tennessee National Corporation, a corporation established under the laws of the State of Tennessee.

         (d) "Deferred Compensation Stock Option" or "Stock Option" means a right granted at the election of a Non-Employee Director pursuant to Section 6.

         (e) "Disability" means total and permanent disability, which if the Participant were an employee of the Company, would be treated as a total and permanent disability under the terms of the Company's long-term disability plan for employees, as may be in effect from time to time.

         (f) "Early Retirement" means retirement from Board service after the age of 55 with 120 or more full months of aggregate Board service.

         (g) "Fair Market Value" means the average of the high and low sales prices at which shares of Common Stock are traded, as publicly reported by the Wall Street Journal, on the applicable date or, if there were no sales of Common Stock reported for such date, the last prior date for which a sale is reported.

         (h)     "Grant Date" means the applicable date, as specified in
                 Section 7, on which a Stock Option is granted to a Non-Employee Director by reason of an election made pursuant to
                 Section 6.
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         (i)     "Non-Employee Director" means a member of the Board who is not an employee of the Company or any subsidiary or affiliate of the Company at the time such person elects to receive Retainer/Fees in the form of Stock Options.

         (j) "Normal Retirement" means the date at which any Non-Employee Director is no longer qualified to serve on the Board based on the then-current retirement age policy contained in the Company's by-laws or, if not in the by-laws, as adopted by the Board.

         (k) "Participant" means a person who has received one or more Stock Options or the legal representative, heir or estate of such person.

         (l) "Plan" means the Non-Employee Directors' Deferred Compensation Stock Option Plan.

         (m) "Retainer/Fees" means the retainer and meeting attendance fees payable to a Non-Employee Director for service as member of the Board and/or member of any committee of the Board.

         (n) "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

3. EFFECTIVE DATE. The Plan shall be effective on the date it is approved by the shareholders of the Company and shall remain in effect through the last Grant Date occurring in calendar year 1999, unless the Plan is terminated by the Board earlier than such date subject to the provisions of Section 11. If shareholder approval is not obtained by June 30, 1995, the Plan shall be nullified and all elections to receive Stock Options shall be rescinded and all Non-Employee Directors shall receive cash equal to all Retainer/Fees that had been the subject of an election hereunder. Upon termination of the Plan, the applicable terms of the Plan shall continue to apply to all Stock Options which are outstanding on the date the Plan is terminated and to any Stock Options which are granted subsequent to such date pursuant to Section 11.

4. PLAN OPERATION. The Plan is intended to meet the requirements of a "formula" plan" for purposes of Rule 16b-3 under the 1934 Act as currently applicable to the Plan and accordingly is intended to be self-governing. To this end the Plan is expected to require no discretionary action by any administrative body except as contemplated by Section 5(b). However, should any questions of interpretation arise, they shall be resolved by the Human Resources Committee of the Board or such other Committee as the Board may from time to time designate. The Plan shall be interpreted to comply with Rule 16b-3 under the 1934 Act, as then applicable to the Company's employee benefit plans, and any action under this Plan that would be inconsistent with the requirements of Rule 16b-3 as then applicable shall be null and void.





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5.       COMMON STOCK AVAILABLE FOR STOCK OPTIONS.

         (a) A maximum of 225,000 shares of Common Stock may be issued upon the exercise of Stock Options granted under the Plan. Shares of Common Stock shall not be deemed issued until the applicable Stock Option has been exercised and, accordingly, any shares of Common Stock represented by Stock Options which expire unexercised or which are cancelled shall remain available for issuance under the Plan.

         (b) The Board, as it deems appropriate to preserve Particpant's benefits and to meet the intent of the Plan, may make equitable adjustments to the number of shares available under the Plan and covered by outstanding Stock Options and to the exercise prices of outstanding Stock Options in the event of any change in capitalization or similar action affecting Common Stock. Such actions may include, but are not limited to, any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Common Stock.

6. ELECTIONS TO RECEIVE STOCK OPTIONS. Each Non-Employee may make a one-time irrevocable election to receive Stock Options under the Plan, provided that such election conforms to the following:

         (a) Each Non-Employee Director serving as of January 1, 1995, must make his or her election under the Plan no later than January 31, 1995. Such election, if any, shall be applicable to Retainer/Fees otherwise payable to such Non-Employee Director for service from February 1, 1995 through December 31, 1999, subject to the requirements of Section 9.

         (b) Each Non-Employee Director who is newly appointed or elected to the Board after January 1, 1995, must make his or her election, if any, under the Plan no later than 30 days following the commencement of such person's Board service. Such election, if any, shall be applicable to Retainer/Fees earned by such Non-Employee Director from the date of such election through December 31, 1999, subject to the requirements of Section 9. The above notwithstanding, no election under the Plan shall be permitted after June 30, 1999.

         (c) In making an irrevocable election to receive Retainer/Fees in the form of Stock Options, the Non-Employee Director must designate that the election is for all or a specified portion of the Retainer/Fees payable to him or her through December 31, 1999.





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7.       EFFECTIVE GRANT DATES.

         (a) The Grant Dates for Stock Options granted pursuant to an election covered by Section 6(a) made by a Non-Employee Director serving on the Board as of January 1, 1995 shall be June 30 and December 31 for each of the calendar years such election is in effect.

         (b) The Grant Dates for Stock Options granted pursuant to an election covered by Section 6(b) made by a Non-Employee Director elected or appointed to the Board after January 1, 1995, shall be:

                 (i) For the initial Stock Option granted, the earliest calendar date specified by Section 7(a) to occur after such election, or, if then required by Rule 16b-3 under the 1934 Act as then applicable to the Plan, the last day of the second full calendar quarter of Board service after an election pursuant to Section 6 has been made.

                 (ii) For all Stock Options granted subsequent to the initial Stock Option, each subsequent June 30 and December 31 for each of the calendar years such election is in effect.


8. STOCK OPTION GRANTS. Stock Options granted under the Plan shall have the following terms and conditions:

         (a) Each Stock Option shall have a per share exercise price equal to 85% of the Fair Market Value on the Grant Date.

         (b) Each Stock Option shall cover the number of shares determined by the following formula:

         Amount of Retainer/Fees Earned
         ------------------------------             =   Number of Common Shares
         Fair Market Value - 85% x Fair Market Value


                 If the number of Common Shares resulting from this calculation is not a whole number, the amount will be rounded up to the next whole number. The "Amount of Retainer/Fees Earned" for purposes of this calculation shall be such amount as was payable to the Participant since the prior applicable Grant Date or since February 1, 1995, in the case of an election pursuant to Section 6(a), or the date of the election in the case of an election pursuant to Section 6(b).

         (c) Each Stock Option shall expire on the twentieth anniversary of its Grant Date, subject to earlier or later expiration in accordance with Section 9.





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         (d)     Each Stock Option shall be immediately exercisable upon grant, except, however, that the Board may postpone the exercise of a Stock Option during such period of time that is deemed reasonably necessary to prevent any acts or omissions that the Board reasonably believes could result in the violation of any state or federal law.

9.       TERMINATION OF BOARD SERVICE.

         (a) If a Non-Employee Director terminates Board service for any reason (or becomes an employee of the Company) prior to a Grant Date upon which he or she would otherwise receive a Stock Option under the Plan, no future Stock Options shall be granted to him or her and any Retainer/Fees that have been earned, but which were to be paid in the form of a Stock Option will be paid in cash instead.

         (b) If a Participant terminates Board service with less than 120 full months of aggregate Board service or prior to Normal or Early Retirement for any reason other than death or Disability, all outstanding Stock Options held by such Participant shall expire on the first anniversary of such person's termination of Board service.

         (c) If a Participant terminates Board service due to death, Disability or because of Normal or Early Retirement, each outstanding Stock Option held by such Participant shall terminate at the earlier of the fifth anniversary of such Participant's termination of Board service or the end of the term of the Stock Option.

         (d) The above notwithstanding, any Stock Option held by a Participant at the time of the Participant's death shall expire on the later of the date provided for by Section 9(b) or 9(c), or the first anniversary of the Participant's death.

10. EXERCISE PAYMENT. A Stock Option, or portion thereof, may be exercised by written notice of the exercise delivered to the Human Resources Committee of the Board, or its designee, accompanied by payment of the exercise price. Such payment may be made by cash, personal check or Common Stock already owned by the Participant, valued at the Fair Market Value on the date of exercise, or a combination of such payment methods. As soon as practicable after notice of exercise and receipt of full payment for shares of Common Stock being acquired, the Company shall deliver a certificate to the Participant representing the Common Stock purchased through the Stock Option.

11. TERMINATION, SUSPENSION AND AMENDMENT OF THE PLAN. The Board may at any time terminate, suspend or amend the Plan, except that the Plan may not be amended in any manner which knowingly would: (a) cause the Plan not to comply with Rule 16b-3 under the 1934 Act as then applicable to the Company's employee benefit





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         plans; (b) cause Participants not to be deemed "disinterested persons"
         for purposes of Rule 16b-3 under the 1934 Act as then applicable to the Company's employee benefits plans; or (c) adversely affect a Participant's rights under the Plan, without the consent of the Participant. If the Plan is terminated or suspended prior to December 31, 1999, any Retainer/Fees which have been earned but not paid as of the effective date of termination of the Plan and which are the subject of an election pursuant to Section 6, will be delivered in the form of Stock Options on the appropriate Grant Date, notwithstanding that such date is subsequent to the date the Plan has otherwise been terminated or suspended.


12.      GENERAL PROVISIONS.

         (a) Stock Options shall not be transferable or assignable other than by (a) will or the laws of descent and distribution, or
                 (b) to the extent permitted by Rule 16b-3 under the 1934 Act as then applicable to the Company's employee benefits plans, by gift or other transfer to either (i) any trust or estate in which the original award recipient or such person's spouse or other immediate relative has a substantial beneficial interest or (ii) a spouse or other immediate relative, provided that such a transfer will continue to require such Stock Options to be disclosed pursuant to Item 403 of Regulation S-K under the Securities Act of 1933, as amended from time to time.

         (b) Stock Options shall be evidenced by written agreements or such other appropriate documentation prescribed by the Human Resources Committee of the Board or its designee.

         (c) Neither the Plan nor the granting of Stock Options nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company shall retain the services of a Participant for any period of time or at any particular rate of compensation as a member of the Board. Nothing in the Plan shall in any way limit or affect the right of the Board or the shareholders of the Company to remove any Participant from the Board or otherwise terminate his or her service as a member of the Board.

         (d) The validity, construction and effect of the plan and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of Tennessee and applicable federal law.





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